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                                                                   Exhibit 99.02


MACROMEDIA COMPLETES MERGER WITH ALLAIRE

SAN FRANCISCO, March 20 -- Macromedia (Nasdaq: MACR) today announced the completion of its merger with Allaire Corporation, a leading provider of software for companies building their business on the Web. Macromedia previously announced a definitive agreement to merge with Allaire on January 16, 2001. The transaction brings together market-leading server, development and playback software to make building professional Web sites more efficient, affordable, and accessible.

ABOUT MACROMEDIA

Macromedia is passionate about what the Web can be. Its award-winning products empower designers and developers to efficiently create and deliver the most engaging experiences on the Web, and enable innovative Internet business solutions. Headquartered in San Francisco, Macromedia has more than 1,700 employees worldwide and is available on the Internet at www.macromedia.com.